Exhibit 10.02



              GENERAL EMPLOYMENT ENTERPRISES, INC.
               REGIONAL VICE PRESIDENT BONUS PLAN
EFFECTIVE FOR FISCAL YEARS BEGINNING ON OR AFTER OCTOBER 1, 2001




The regional Vice President shall receive annually a bonus amount equal to a percentage of his or her base salary in effect during the bonus year. The percentage to be used shall be the sum of two bonus rates, determined as follows:

1. Income bonus rate - The income bonus rate shall be 5% multiplied by the ratio of eligible pre-bonus income per $1,000,000 or fraction thereof.

2. Income improvement bonus rate - The income improvement bonus rate shall be 20% multiplied by the ratio of the improvement in eligible pre-bonus income per $1,000,000 or fraction thereof.

For purposes of these calculations, the eligible pre-bonus income means the fiscal year income of the VP's region, before deduction of income taxes and before deduction of the VP bonus itself, that is in excess of $1,000,000. Improvement means the amount of increase in eligible pre-bonus income for the bonus year compared with the immediately preceding year. In calculating the bonus rates, pre-bonus losses and negative improvement amounts shall be treated as "zero."

The maximum percentage for the two bonus rates combined shall not exceed 200%.

The corporation shall pay the bonus to the VP annually, within 30 days following the completion of the audit of its consolidated financial statements by its independent auditors.